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                                                                   EXHIBIT 10.6


            [LETTERHEAD OF CREDENTIALS SERVICES INTERNATIONAL, INC.]



August 16, 1995

Mike Cossel
4610 49th Street NW
Washington, D.C. 20016

Dear Mike:

  Confirming our discussion of August 15, 1995, I am pleased to offer you a position with Credentials where you will initially oversee the Customer Service Operation of the company as well as the Production Department and other areas of the infrastructure.

1. As such, your salary, effective September 1, 1995, will be $140,000 per annum. You will also be entitled to an annual bonus of up to $45,000 based on the performance of the company. Such bonus will be at the discretion of the Board of Directors, and a bonus will be paid no later than 90 days following the fiscal year end of the company.

2.        You will be reimbursed for moving expenses up to $25,000.

3. We would ask for one additional commitment from you which is your consent to keep all CSI information confidential and that you not compete with the company in any manner for 12 months after any payment is made to you by the company.

4. Should you be released from your position with the company without cause, you will be entitled to a severance package of up to one year salary paid monthly and benefits plus accrued bonus, if any. If, for any reason, you have not found new employment during that period, the company, at its discretion, may extend the severance period for another six months.

5. Until you move from Washington, D.C., you will be entitled to receive $2,500 per month to cover interim living expenses in Orange County. Should this offer meet with your approval please sign below where indicated.

Accepted:

 /s/ Mike Cossel           8/28/95     /s/ John Ferry            8/29/95
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Mike Cossel                Date        John Ferry                Date
                                       President